Exhibit 23-1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 29, 2010 with respect to the financial statements and supplemental schedules included in the Annual Report of the Atlas Energy, Inc. Investment Savings Plan on Form 11-K for the year ended December 31, 2009. We hereby consent to the incorporation by reference of said report in the Registration Statements of Atlas Energy, Inc. (formally Atlas America, Inc.) on Form S-8 (File No. 333-155740, effective November 26, 2008 and File No. 333-162192 effective September 29, 2009).

/s/ GRANT THORNTON LLP

Cleveland, Ohio
June 29, 2010